Results of June 13, 2002 shareholder meeting
(Unaudited)
44

An annual meeting of shareholders of the fund was held on
June 13, 2001. At the meeting, each of the nominees for
Trustees was elected, as follows:
Votes for			Votes withheld
Jameson Adkins Baxter 	129,766,706 			2,801,733
C.B. Curtis 			129,666,439 			2,904,000
J. A. Hills			129,774,247 			2,796,192
Ronald J. Jackson		129,780,091 			2,790,348
Paul L. Joskow			129,680,070 			2,890,369
E.T. Kennan	 		129,766,242			2,904,197
Lawrence J. Lasser		129,775,131 			2,795,308
John H. Mullin III		129,775,921 			2,794,518
Robert E. Patterson		129,765,682 			2,804,557
George Putnam, III		129,761,292 			2,809,147
A.J.C. Smith			129,760,258 			2,810,180
W. Thomas Stephens		129,772,971 			2,797,468
W. Nicholas Thorndike 	129,766,617 			2,803,621

All tabulations are rounded to nearest whole number.